Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Annual Pre-tax Income of $9.8 million

COCONUT CREEK, FL — March 9, 2023 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported annual total revenues of $311.9 million and pre-tax income of $9.8 million. For the year ended December 31, 2022, aggregate lease rent and maintenance reserve revenues were $246.0 million and spare parts and equipment sales were $27.0 million. The Company reported increased total revenues in the fourth quarter when compared to the prior year period, primarily due to an increase in the Company's core lease rent and short-term maintenance revenues.

“2022 represents the beginnings of a solid recovery for our business,” said Austin C. Willis, the Company’s Chief Executive Officer. “The recovery in the leasing markets, driving increased demand and rate, positions the Company to combat the inflationary effects of a new, post-COVID environment.”

“Our programs are becoming the bellwether for airlines looking for efficiency and to de-couple from counterparties that are struggling to produce consistently,” said Brian R. Hole, President. “As a result, the fourth quarter likely was the busiest we have been in my time with the Company, and I am incredibly proud of the effort our people put into delivering for our customers.”

Fourth Quarter 2022 Highlights (at or for the quarter and year ended December 31, 2022, as compared to at or for the quarter and year ended December 31, 2021):

•Lease rent revenue increased by $27.7 million, or 20.6%, to $162.6 million in 2022, compared to $134.8 million in 2021, primarily reflecting an increase in the number of engines acquired and placed on lease, including an increase in utilization compared to the prior period.
•Maintenance reserve revenue was $83.4 million in 2022, an increase of 12.8%, compared to $74.0 million in 2021. Short-term maintenance revenue, a proxy for flight activity, was $47.4 million in 2022, compared to $17.7 million in 2021, as a result of the continued recovery in global flight traffic. As of December 31, 2022, there was $6.3 million of collected use fees included in Unearned Revenue, which further reflects increased usage of the lease portfolio.
•Spare parts and equipment sales increased to $27.0 million in 2022, compared to $17.4 million in 2021. The increase in spare parts sales was driven by an industry-wide increase in engine and aircraft utilization, and the demand for parts associated with such increase compared to the prior year period.
•Gain on sale of leased equipment was $3.1 million in 2022, reflecting the sale of 25 engines. Gain on sale of leased equipment was $6.0 million in 2021, reflecting the sale of 12 engines and one airframe.
•Gain on sale of financial assets was $3.1 million in 2022, reflecting the sale of four notes receivable. Gain on sale of financial assets was $10.9 million in 2021, reflecting the sale of two notes receivable.
•The Company generated $9.8 million of pre-tax income in 2022 compared to $9.1 million in the comparable period of 2021.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investment in sales-type leases, was $2,518.6 million at December 31, 2022. As of December 31, 2022, the Company also managed 324 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $273.0 million of undrawn revolver capacity at December 31, 2022.
•Diluted weighted average income per common share was $0.33 for 2022, compared to $0.00 in 2021.

•Book value per diluted weighted average common share outstanding increased to $64.27 at December 31, 2022, compared to $59.23 at December 31, 2021.

Balance Sheet

As of December 31, 2022, the Company's lease portfolio was $2,217.5 million, consisting of $2,111.9 million of equipment held in our operating lease portfolio, $81.4 million of notes receivable, $17.7 million of maintenance rights, and $6.4 million of investments in sales-type leases, which represented 339 engines, 13 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2021, the Company's lease portfolio was $2,129.3 million, consisting of $1,991.4 million of equipment held in our operating lease portfolio, $115.5 million of notes receivable, and $22.5 million of maintenance rights, which represented 304 engines, 12 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2022	2021	% Change	2022	2021	% Change
REVENUE
Lease rent revenue	$48,227	$37,972	27.0%	$162,571	$134,831	20.6%
Maintenance reserve revenue	23,907	13,212	80.9%	83,424	73,961	12.8%
Spare parts and equipment sales	6,621	4,191	58.0%	27,009	17,417	55.1%
Interest income	1,789	2,820	(36.6)%	7,579	12,938	(41.4)%
(Loss) Gain on sale of leased equipment	(583)	3,535	(116.5)%	3,133	5,975	(47.6)%
Gain on sale of financial assets	—	10,874	(100.0)%	3,116	10,874	(71.3)%
Asset transition fee	—	—	N/A	—	6,256	(100.0)%
Other revenue	8,183	3,210	154.9%	25,095	11,950	110.0%
Total revenue	88,144	75,814	16.3%	311,927	274,202	13.8%

EXPENSES
Depreciation and amortization expense	22,780	21,749	4.7%	88,260	90,504	(2.5)%
Cost of spare parts and equipment sales	4,753	3,919	21.3%	20,833	14,927	39.6%
Write-down of equipment	—	3,602	(100.0)%	21,849	7,715	183.2%
General and administrative	25,710	21,038	22.2%	92,530	75,350	22.8%
Technical expense	3,193	3,251	(1.8)%	14,415	9,381	53.7%
Net finance costs:
Interest expense	17,534	17,654	(0.7)%	66,743	67,985	(1.8)%
Gain on debt extinguishment	(2,558)	—	N/A	(2,558)	—	N/A
Total net finance costs	14,976	17,654	(15.2)%	64,185	67,985	(5.6)%
Total expenses	71,412	71,213	0.3%	302,072	265,862	13.6%

Income from operations	16,732	4,601	263.7%	9,855	8,340	18.2%
Income (Loss) from joint ventures	1,469	1,983	(25.9)%	(62)	800	(107.8)%
Income before income taxes	18,201	6,584	176.4%	9,793	9,140	7.1%
Income tax expense	3,858	4,842	(20.3)%	4,354	5,788	(24.8)%
Net income	14,343	1,742	723.4%	5,439	3,352	62.3%
Preferred stock dividends	819	821	(0.2)%	3,250	3,251	0.0%
Accretion of preferred stock issuance costs	21	20	5.0%	84	83	1.2%
Net income attributable to common shareholders	$13,503	$901	1,398.7%	$2,105	$18	11,594.4%

Basic weighted average income per common share	$2.21	$0.15		$0.35	$—
Diluted weighted average income per common share	$2.12	$0.14		$0.33	$—

Basic weighted average common shares outstanding	6,110	6,044		6,071	6,112
Diluted weighted average common shares outstanding	6,379	6,304		6,297	6,346

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$12,146	$14,329
Restricted cash	76,870	81,312
Equipment held for operating lease, less accumulated depreciation	2,111,935	1,991,368
Maintenance rights	17,708	22,511
Equipment held for sale	3,275	6,952
Receivables, net of allowances	46,954	39,623
Spare parts inventory	38,577	50,959
Investments	56,189	55,927
Property, equipment & furnishings, less accumulated depreciation	35,350	31,327
Intangible assets, net	1,129	1,188
Notes receivable	81,439	115,456
Investments in sales-type leases	6,440	—
Other assets	87,205	51,975
Total assets	$2,575,217	$2,462,927

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$43,040	$26,858
Deferred income taxes	132,516	124,332
Debt obligations	1,847,278	1,790,264
Maintenance reserves	59,453	65,976
Security deposits	20,490	19,349
Unearned revenue	17,863	10,458
Total liabilities	2,120,640	2,037,237

Redeemable preferred stock ($0.01 par value)	49,889	49,805

Shareholders’ equity:
Common stock ($0.01 par value)	66	65
Paid-in capital in excess of par	20,386	15,401
Retained earnings	357,493	355,388
Accumulated other comprehensive income, net of tax	26,743	5,031
Total shareholders’ equity	404,688	375,885
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,575,217	$2,462,927